1 INSIDER TRADING POLICY THIS POLICY WAS APPROVED BY THE BOARD ON FEBRUARY 5, 2025 PURPOSE iRhythm Technologies, Inc. (the “Company,” “we,” “us” or “our”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Because stock is an important part of the Company’s compensation program, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) governing the purchase, sale and other dispositions of the Company’s securities by the individuals and entities covered by this Policy to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards. Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities on the basis of that information or discloses MNPI to someone else who trades on the basis of that information. If you are considering trading our stock or other securities, please keep these three key points in mind: • Never buy or sell our securities when in possession of MNPI; • Keep all MNPI confidential, including from your family and friends; and • When in doubt about whether you have MNPI, ask before trading. You are responsible for understanding and following this Policy and for the consequences of any actions you may take. The Board has designed the Company’s General Counsel and Chief Financial Officer as its insider trading compliance officer (the “Compliance Officer”), and in the event of the General Counsel and Chief Financial Officer’s unavailability, the Company’s Chief Executive Officer shall be authorized to serve as the Compliance Officer in the interim. The Compliance Officer will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any 10b5-1 Plans (as discussed more fully later in this Policy). Persons Covered By This Policy This Policy applies to our employees, contractors, consultants and Board members, as well as to their immediate family members, people sharing their households and anyone subject to their influence or control. It applies as well to entities such as venture capital funds, partnerships, trusts and corporations which are associated or affiliated with our employees, contractors, consultants and Board members. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities to whom this Policy applies individually as “you” and “Insider” and collectively as “Insiders.” Additional trading restrictions in this Policy apply to Section 16 Insiders and Designated Insiders (each as defined below). • The Company has designated those persons listed on Exhibit A attached hereto as the officers (as defined iRhythm Technologies, Inc. Insider Trading Policy 2 in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the Securities Exchange Commission (the “SEC”). Each such person, and each entity affiliated or associated with any such officer or director, is referred herein as a “Section 16 Insider,” and collectively the “Section 16 Insiders.” Section 16 Insiders must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth herein. The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation, departure or change of status of Section 16 Insiders. Each Section 16 Insider must notify the Compliance Officer in writing when such Section 16 Insider believes that he or she is no longer subject to Section 16 of the Exchange Act. If the Company agrees that such Section 16 Insider is no longer so subject, or if the Company determines independently that such Section 16 Insider is no longer so subject, then such Section 16 Insider automatically will be deemed to be removed from Exhibit A effective when it is determined that such Section 16 Insider is no longer subject to Section 16 of the Exchange Act. The Company will notify any Section 16 Insider in writing if the Company independently determines that such Section 16 Insider is no longer legally subject to Section 16 of the Exchange Act. • The Company has designated those persons listed on Exhibit B attached hereto as the persons who have regular access to material nonpublic information in the normal course of their duties for the Company (other than Section 16 Insiders); each person listed on Exhibit B is referred to herein as a “Designated Insider.” The executive leadership team, which is comprised of the Section 16 Insiders, with input from departmental team leaders, shall determine the list of Designated Insiders for each fiscal year before the start of such fiscal year. Designated Insiders must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth herein. The Company will amend Exhibit B from time to time as necessary to reflect the addition and the resignation, departure or change of status of Designated Insiders. If the Company determines that such Designated Insider is no longer subject to the requirements of this paragraph, then such Designated Insider will be deemed to be removed from Exhibit B effective when it was so determined. The Company will notify any Designated Insider in writing if the Company independently determines that such Designated Insider no longer has access to MNPI about the Company. If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material. Additionally, the Company will not transact in its securities unless in compliance with applicable U.S. securities laws, rules and regulations. What This Policy Covers The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information. “Material information” is information about the Company, positive or negative, that a reasonable stockholder would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or its securities. Examples of material information may include: • financial information (especially quarterly and year-end earnings, and significant changes in financial performance or liquidity); iRhythm Technologies, Inc. Insider Trading Policy 3 • significant regulatory communications and developments; • significant new products or services or other product developments; • significant developments regarding the Company’s technology or business operations; • results of any studies and trials involving the Company’s products; • entry into a new commercial agreement or termination of an existing commercial agreement; • mergers or acquisitions; • important pipeline expansion; • significant cybersecurity incidents or data breaches; • significant new litigation or regulatory inquires or developments in existing litigation or inquires; • significant developments in borrowings, or financings or capital investments; • significant changes in corporate strategy; • restatements of historical financial statements; • stock offerings or stock splits; and • changes in senior executive management or our Board. This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation. “Nonpublic” means that the confidential information has not yet been shared broadly outside the Company. Please remember as well that we may possess confidential information relating to, belonging to or impacting our collaborators, partners or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information. Otherwise, you can be liable for trading in another company’s securities while in possession of MNPI about that company or for disclosing such information to others who may trade while in possession of it. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes MNPI that could impact another company, including a company not involved in the transaction, you could be liable for engaging in transactions involving the securities of such other company (as well as transactions involving the Company’s securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company. If you are not sure whether information is considered public, you should either consult with our Compliance Officer or assume that the information is nonpublic and treat it as confidential. This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible notes, as well as to derivative securities iRhythm Technologies, Inc. Insider Trading Policy 4 relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS Insider Restrictions The following is a list of prohibited activities for all Insiders: • Trade our securities while in possession of MNPI (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). • Trade our securities outside of a Trading Window or during a Blackout Period designated by our Compliance Officer (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). See the definition of “Trading Window” and “Blackout Period” below. • Unless approved in advance by our Compliance Officer, make a gift, charitable contribution or other transfer without consideration of our securities during a period when the Insider cannot trade. • Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our Compliance Officer. • Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law. • Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market. • Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock. • Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.” • Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer and is conducted in accordance with any applicable policy or guidelines of the Company regarding pledging. • Distribute our securities to limited partners, general partners or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next open Trading Window. • Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company. Additional Restrictions Applicable to Section 16 Insiders and Designated Insiders In addition to the restrictions noted above and elsewhere in this Policy, if you are a Section 16 Insider or a Designated Insider, prior to trading our securities other than pursuant to a 10b5-1 Plan, you must obtain pre- approval from our Compliance Officer (or in the case of the Compliance Officer, by a different Section 16 Insider) by: (a) providing written notification of the amount and nature of the proposed trade, (b) certifying no earlier than

iRhythm Technologies, Inc. Insider Trading Policy 5 two business days prior to the proposed trade that you have no MNPI and, to your knowledge, you will have no MNPI as of the proposed trade date, and (c) receiving email confirmation from our Compliance Officer approving the trade, which approval can be granted or denied at his or her discretion. You may satisfy (a) and (b) by emailing the required information and certification to our Compliance Officer and must notify the Compliance Officer promptly via email of any changes to the certification in (b) prior to the proposed trade. Exceptions to Prohibited Activities The trading restrictions of this Policy do not apply to the following: • 401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy. • ESPP. Purchasing our stock through periodic, automatic payroll contributions under our Employee Stock Purchase Plan. However, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy. No employee may make changes in elections under the ESPP while in possession of MNPI. Employees, other than Section 16 Insiders and Designated Insiders may make changes in elections under the ESPP outside of a Trading Window or during a Blackout Period. Section 16 Insiders and Designated Insiders may not make any decrease in their elections under, or withdraw from, the ESPP outside a Trading Window or during a Blackout Period. • Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plans and that does not involve a sale of shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net withholding arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy. • RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs. Other Legal Restrictions The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Insiders, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our Compliance Officer. WHEN TRADING IS ALLOWED To promote compliance with insider trading laws, we have designated periods where Insiders can trade in our securities, which are described below: iRhythm Technologies, Inc. Insider Trading Policy 6 Trading Windows and Blackout Periods • Trading Windows for Section 16 Insiders, Designated Insiders and all Employees with a Title of Senior Vice President or Higher. All Section 16 Insiders, all Designated Insiders and all employees with a title of Senior Vice President or higher (each, a “Restricted Person”) may only sell or dispose of shares pursuant to a 10b5-1 Plan approved in accordance with this Policy. • Trading Window for Employees. All employees who are not Restricted Persons are allowed to trade our securities only during a trading window period, which opens after the close of trading on the next full trading day following the widespread public release of our quarterly or year end operating results, and closes at the close of trading on the fourteenth (14th) of each final month of the quarter (the “Trading Window”). • Even During a Trading Window, You Are Not Allowed to Trade While in Possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day following our widespread public release of that MNPI. • You Cannot Trade During a Blackout Period. Even during a Trading Window, our Compliance Officer, at his, her or their discretion, may designate special trading restrictions (a “Blackout Period”) that apply to specific individuals or groups of people (including all Insiders) for as long as our Compliance Officer determines. No Insider subject to a Blackout Period may trade our securities during any such Blackout Period. Additionally, no Insider subject to a Blackout Period is permitted to tell anyone not subject to the Blackout Period that a Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally. Permitted Trades Under 10b5-1 Plans We allow Insiders to trade in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period, pursuant to a “10b5-1 Plan.” What Is a 10b5-1 Plan? A “10b5-1 Plan” is a written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of MNPI as contemplated in Rule 10b5-1. How Do I Adopt a 10b5-1 Plan? We engage E*TRADE Securities LLC to administer our 10b5-1 Plans, and any 10b5-1 Plan that you adopt must be adopted through E*TRADE Securities LLC unless otherwise approved by our Compliance Officer. If you are interested in setting up a 10b5-1 Plan, you should consult with our Compliance Officer and make sure that: • The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy. • You have certified to our Compliance Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) you are not and, to your knowledge, will not be, aware of MNPI, (ii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, (iii) you are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act and (iv) you will act in good faith with respect to the 10b5-1 Plan throughout its duration. This certification may be made in an email to our Compliance Officer. You must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time. iRhythm Technologies, Inc. Insider Trading Policy 7 • The first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Insider: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Insiders: thirty (30) days after adoption of the 10b5-1 Plan, in each case, following our Compliance Officer’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period.” • The 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. • The 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period. • A person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions. Approval of a 10b5-1 Plan by our Compliance Officer and/or an acknowledgment of a 10b5-1 Plan by the Company shall not be considered a determination by us, our Compliance Officer, or the Company that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. How Do I Modify a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Compliance Officer to make certain changes to it. Modifying or changing the amount, price or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating your existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling- Off Period. We discourage you from making multiple Plan Modifications, as that may give the appearance that you are trading on MNPI under the guise of that plan. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and only when you are not in possession of MNPI. For other modifications to a 10b5-1 Plan, you must notify the Compliance Officer of such modification in writing at least two business days prior to the modification and such modification must be approved by the Compliance Officer. How Do I Terminate a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Compliance Officer to terminate it. Other Trading Arrangements Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer. THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also iRhythm Technologies, Inc. Insider Trading Policy 8 be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control. CONSEQUENCES OF VIOLATING THIS POLICY We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy. ADMINISTRATION The Compliance Officer will administer and interpret this Policy and enforce compliance as needed. The Compliance Officer may consult with the Company’s outside legal counsel as needed. The Compliance Officer may designate other individuals to perform the Compliance Officer’s duties under this Policy. Neither the Company nor the Compliance Officer will be liable for any act made under this Policy. Neither the Company nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period. REPORTING VIOLATIONS Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our Compliance Officer. To anonymously submit a concern or complaint regarding a possible violation of this Policy, you should follow the procedures outlined in our Whistleblower Policy. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment. CHANGES TO THIS POLICY Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics. EFFECTIVE DATE The effective date of this Policy is February 5, 2025. The amendments to this Policy would not apply to any existing 10b5-1 Plan that was entered into prior to the effective date of this Policy, except to the extent that a Plan Modification is made to such plan after the effective date of this Policy.

iRhythm Technologies, Inc. Insider Trading Policy 2 EXHIBIT A Section 16 Insiders Quentin S. Blackford Abhijit Y. Talwalkar C. Noel Bairey Merz, M.D. Bruce G. Bodaken Renee Budig Karen Ling Mark. J. Rubash Ralph Snyderman, M.D. Brice Bobzien Mark Day, Ph.D. Douglas J. Devine Patrick M. Murphy Chad Patterson Mintu Turakhia, M.D., M.S. Reyna Fernandez Sumi Shrishrimal Daniel Wilson iRhythm Technologies, Inc. Insider Trading Policy 3 EXHIBIT B Designated Insiders All Vice President level employees and above All members of the legal, investor relations and the finance functions that prepare (or assist with preparing) SEC filings and earnings materials iRhythm Technologies, Inc. Insider Trading Policy 4 Appendix Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction Such exceptions are: • An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards. • A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold. • One later-commencing 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, the first trade under such later- commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later- commencing 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing 10b5-1 Plan. Exceptions to the Single-Trade 10b5-1 Plan Restriction There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.